Exhibit (h)(xiii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K


                       SUB-SHAREHOLDER SERVICING AGREEMENT

                          Bessemer Trust Company, N.A.

                                630 Fifth Avenue

                            New York, New York 10111

Oxford Capital Management, Inc.
Suite 306
606 Baltimore Avenue
Towson, Maryland  21204-4026

Gentlemen:

      We herewith confirm our agreement with you as follows:

      1. We hereby employ you, pursuant to the Distribution and Service Plan adopted by Old Westbury Funds, Inc. (the "Fund") in accordance with Rule 12b-1 (the "Plan") under the Investment Company Act of 1940, as amended (the "Act"), to provide the services listed below:

            (a) You will perform all shareholder servicing functions with respect to your clients not performed by us, the Fund, the Fund's distributor or broker-dealer, or transfer agent.

            (b) In consideration of the foregoing we will pay you a fee at the annual rate of one quarter of one percent (0.25%) of the Fund's average daily net assets attributable to your clients to compensate you for providing shareholder services to such clients. Your payment will be accrued by us daily, and will be payable on the last day of each calendar month for services performed hereunder during that month or on such other schedule as you shall request us in writing. You may waive your right to any fee or payment to which you are entitled hereunder, provided such waiver is delivered to us in writing.

      2. As a sub-shareholder servicing agent, you will perform the following, among other things: answer customer inquiries regarding account status and history, the manner in which purchases and redemptions of shares of the Fund may be effected and certain other matters pertaining to the Fund; assist shareholders in designating and changing dividend options, account designations and addresses; provide necessary personnel and facilities to establish and maintain shareholder accounts and records; assist in processing purchase and redemption transactions; arrange for the wiring of funds; transmit and receive funds in connection with customer orders to purchase or redeem shares; verify and guarantee shareholder signatures in connection with redemption orders and transfers and changes in shareholder-designated accounts; furnish (either separately or on an integrated basis with other reports sent to a shareholder by the Fund) monthly and year-end statements and confirmation of purchases and redemptions; transmit, on behalf of the Fund, proxy statements, annual reports, updating prospectuses and other communications from the Fund to shareholders of the Fund; receive, tabulate and transmit the Fund proxies executed by shareholders with respect to meeting of shareholders of the Fund; and provide such other related services as the Fund or a shareholder may request

      3. We will expect of you, and you will give us the benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you will not be liable hereunder for any mistake of judgment or for any other cause, provided that nothing herein shall protect you against any liability to us, the Fund or to our shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

      4. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by you, and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by you. The terms "transfer", "assignment" and "sale" as used in this paragraph shall have the meanings ascribed thereto by governing law and in applicable rules or regulations of the Securities and Exchange Commission thereunder.

      If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                Very truly yours,

                                    BESSEMER TRUST COMPANY, N.A.


                                    By:  /S/ DAVID G. CURRY

                                       Name:  David G. Curry
                                       Title:  Senior Vice President

ACCEPTED:

OXFORD CAPITAL MANAGEMENT, INC.

By:  /S/ JOHN G. DANZ, JR.
   -----------------------
Name:  John G. Danz, Jr.
Title:  Chairman